EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

PUBLIC SERVICE ELECTRIC AND GAS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.900% Secured Medium-Term Notes, Series P, due December 15, 2032	457(o) and 457(r)(1)	$400,000,000		$400,000,000	$110.20 per $1 million	$44,080

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$400,000,000		$44,080

	Total Fees Previously Paid							–

	Total Fee Offsets							–

	Net Fee Due							$44,080

(1)

Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933 and relates to the Registration Statement on Form S-3 (No. 333-250829) filed by Public Service Electric and Gas Company on November 20, 2020.